WILMER CUTLER PICKERING
    HALE AND DORR LLP

60 STATE STREET BOSTON, MA 02109 +1 617 526 6000 +1 617 526 5000 fax wilmerhale.com

June 9, 2005

Avid Technology, Inc.
One Park West
Tewksbury, MA 01876

Re:
Merger pursuant to Agreement and Plan of Merger by and among Avid Technology, Inc., Highest Mountain Corporation, and Pinnacle Systems, Inc.

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of March 20, 2005, (the "Merger Agreement"), by and among Avid Technology, Inc., a Delaware corporation ("Parent"), Highest Mountain Corporation, a California corporation and wholly owned subsidiary of Parent ("Sub"), and Pinnacle Systems, Inc., a California corporation ("Target"). Pursuant to the Merger Agreement, Sub will merge with and into Target (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

        In our capacity as counsel to Parent in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of the documents.

        We have further assumed, with your permission, that (i) all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms and conditions of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Merger Agreement are, and at the Effective Time will be, true and complete; (iii) any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification; and (iv) as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

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Avid Technology, Inc.
June 9, 2005

        The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the relevant provisions of the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions, rulings and other pronouncements of the Internal Revenue Service (the "IRS"), and other administrative determinations, all as in effect on the date of this opinion. We cannot give any assurance that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that any such changes will not affect the conclusions expressed herein. We undertake no obligation to update or supplement this opinion to reflect any changes in law that may occur.

        Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

        This opinion is limited to the specific United States federal income tax consequences of the Merger referred to below. It does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction, including any transaction undertaken in connection with the Merger. This opinion may not apply to certain classes of taxpayers, including without limitation holders who are not citizens or residents of the United States, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currencies, persons who have acquired Target stock in connection with stock option or stock purchase plans or in other compensatory transactions, or persons who hold their stock as part of a straddle or conversion transaction.

        On the basis of and subject to the foregoing and in reliance upon the representations and assumptions described above, we are of the opinion that the discussion under the section "The Merger-Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement, subject to the limitations and qualifications described therein, accurately describes the material United States federal income tax consequences of the Merger to Parent, Sub, Target, and Target shareholders.

        In rendering this opinion, we have assumed that DLA Piper Rudnick Gray Cary LLP, counsel to Target, has delivered, and has not withdrawn, an opinion that is substantially similar to this one. As indicated above, our opinion is based solely on the documents that we have examined and the assumptions described herein. If any of the facts or representations contained in such documents is, or later becomes, inaccurate in any material respect, or if any of the assumptions we have made is, or later becomes, unfounded in any material respect, our opinion may be adversely affected and may not be relied upon.

        This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
WILMER CUTLER PICKERING HALE AND DORR LLP
By:	/s/ ROGER M. RITT Roger M. Ritt, Partner